Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "CELLECTAR BIOSCIENCES, INC. ", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF APRIL, A. D. 2021, AT 8:08 O'CLOCK P . M.

Page 1

2637073 8100	Authentication: 203078310
SR# 20211397362	Date: 04-28-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Cellectar Biosciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.            The name of the corporation is Cellectar Biosciences, Inc.

2.            That a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Cellectar Biosciences, Inc. was filed by the Secretary of State of Delaware on February 25, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.            The inaccuracy or defect of said Certificate is article FOURTH thereof contains a scriveners error as follows: the aggregate number of authorized shares and stock authorized was incorrectly written out as “eighty million and seven thousand” rather than “one-hundred sixty million and seven thousand” and the shares of ‘Common Stock’ authorized was incorrectly written out as “eighty million” shares rather than “one-hundred sixty million” shares.

4.            Article Fourth of the Certificate is corrected to read as follows:

“FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one-hundred sixty million and seven thousand (160,007,000), of which one-hundred sixty million (160,000,000) shares shall be designated ‘Common Stock’ and seven thousand (7,000) shares shall be designated ‘Preferred Stock.’ Shares of Common Stock and Preferred Stock shall have a par value of $0.00001 per share.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 21st day of April, A.D. 2021.

By:	/s/ James V. Caruso

James V. Caruso, Chief Executive Officer